Exhibit 99.1

PITTSBURGH, Sept. 15 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today announced that J. William Brooks, Jr. has been elected President and Chief Operating Officer, and Executive Vice President David J. Pauldine has been elected Chief Marketing Officer.

    Previously, Mr. Brooks was the President and Chief Executive Officer of American Education Centers from 1998 until its acquisition by EDMC earlier this month. He has been in the field of post-secondary education for fifteen years.

    Mr. Pauldine's new duties will give him marketing oversight over all of EDMC's schools, as well as operational supervision of two of the major school groups.

    John R. McKernan, Jr., EDMC's Chief Executive Officer, said, "These are important changes for our company. Bill Brooks will bring energy, and experience at a time when there are new opportunities for growth for our company. His success at establishing cost-effective school models and efficient use of technology at the American Education Centers will serve us well as we expand our program offerings at EDMC's campuses. Dave Pauldine's election as Chief Marketing Officer will ensure that we maximize the brand equity in our various schools."

    Education Management Corporation (http://www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Including the recent acquisitions of AEC and South University, student enrollment was approximately 50,000 as of fall 2002. EDMC has 65 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

     FOR:  Education Management Corporation
           COMPANY CONTACTS:
           Robert McDowell
           Executive Vice President and Chief Financial Officer
           (412) 562-0900
           James Sober, CFA
           Vice President, Investor Relations
           (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             09/15/2003
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer of Education Management Corporation, +1-412-562-0900, or James Sober, CFA Vice President, Investor Relations, +1-412-995-7684/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU
SU:  PER